UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 15, 2016

World Health Energy Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30256	592762023
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

51 Avenue of the Americas New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 884 8395

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 13, 2015, FSC Solutions, Inc. (“FSC”), a Delaware corporation, and a wholly owned subsidiary of World Health Energy Holdings, Inc. (“WHEN”) entered into a Stock Purchase Agreement (the “Agreement”) with Natalie Stock, Ltd. for the purchase of all of the outstanding shares of Amid Financial Centre, Ltd. (“Amid”), a Mauritius Company that operates as a broker-dealer.

Pursuant to the terms of the Agreement, FSC will acquire all of the capital stock of FSC. In consideration, WHEN will pay cash and other consideration to Natalie Stock, Ltd. WHEN intends to integrate FSC’s software and trading platform and Amid’s broker-dealer operations.

The Agreement contains customary representations, warranties and covenants by Natalie and FSC. The Closing of the Agreement is subject to customary closing conditions.

Eli Gal Levy, a director of WHEN and FSC, is the owner of Natalie Stock, Ltd.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which will be filed as an exhibit to WHEN’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

This Current Report on Form 8-K may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the expected completion of the transactions contemplated by the Agreement and the time frame in which this will occur. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to the occurrence of any event, change or other circumstances, and general economic conditions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. The forward-looking statements included herein are made only as of the date hereof, and Parent undertakes no obligation to revise or update any forward-looking statements for any reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD HEALTH ENERGY HOLDINGS, INC.

Date: March 16, 2016	By:	/s/ Chaim Lieberman
	Name:	Chaim Lieberman
	Title:	Director